EXHIBIT 99.1

Another step on the path to success
FOR IMMEDIATE RELEASE

Media Contact:	Cheryl Lipp
(513) 979-5797
cheryl.lipp@bankatfirst.com

Analyst Contact:	J. Franklin Hall
(513) 979-5770
frank.hall@bankatfirst.com
First Financial Bancorp Reports First Quarter 2007 Financial Results
•	First quarter 2007 net earnings of $0.22 per diluted share versus $0.10 in first quarter 2006

•	First Financial continues to expect full year 2007 net earnings of $1.00 to $1.10 per diluted share

•	First Financial entered 2007 with its two-year corporate reorganization and restructure essentially complete

•	Continued improvement in earning asset mix with stable net interest margin

•	Year-over-year first quarter period-end growth in commercial, commercial real estate, and construction loans of $192.9 million or 15.2 percent, excluding the effects of the branch and loan sales

•	Stabilizing credit quality metrics
HAMILTON, Ohio – April 20, 2007 — First Financial Bancorp (Nasdaq: FFBC) president and chief executive officer, Claude E. Davis, today announced first quarter 2007 earnings of $8,435,000 or 22 cents in diluted earnings per share, compared to $827,000 or 2 cents in diluted earnings per share last quarter and $3,967,000 or 10 cents in diluted earnings per share for the first quarter 2006.
Return on average assets for the first quarter 2007 was 1.04 percent compared to 0.10 percent last quarter and 0.45 percent for the same period in 2006. Return on average shareholders’ equity was 11.94 percent for the first quarter 2007 compared to 1.10 percent last quarter and 5.39 percent for the comparable period in 2006.
Unless otherwise noted, all amounts discussed are pre-tax except income or loss from continuing operations, net income, and per-share data which is presented after-tax.
Summary and Outlook of Key Drivers
Net interest margin increased to 4.12 percent in the first quarter 2007 from 4.04 percent for the first quarter 2006 and 3.95 percent for the linked-quarter (first quarter 2007 compared to fourth quarter 2006). The first quarter 2007 margin was positively impacted by the continued shift to higher yielding assets, favorable impact from pricing changes in certain deposit products, combined with fewer days in the quarter. Approximately 10 basis points of the first quarter 2007 net interest margin increase was due to the impact of an accrual of income to convert certain consumer loans from a cycle-date basis of income recognition to a calendar-month basis. The first quarter 2007 normalized net interest margin, excluding the impact of this accrual, was 4.02 percent. The 2007 margin forecast remains within a range of 3.90 percent to 4.05 percent, dependent largely on First Financial’s ability to continue shifting its earning asset mix to higher yielding categories and its ability to execute deposit pricing changes in its highly competitive markets.
Noninterest income, excluding the effects of the first quarter 2007 $1.1 million gain on the sale of residential mortgage servicing rights, as well as the first quarter 2006 $476,000 loss on the sale of investment securities, remained relatively stable on a comparative quarter basis. On a linked-quarter basis, increases in trust and wealth management fees, along with higher earnings from bank-owned life insurance, helped offset lower service charge income on deposit accounts. The expectation for noninterest income growth in 2007 remains largely dependent on increased levels of fee income due to both expected growth in market value for assets under management in the Wealth Resource Group and deposit account growth in both commercial and retail areas. Management expects the full-year noninterest income annualized growth to be within a range of 7.0 to 13.0 percent.
Noninterest expense was significantly impacted during 2006 by the transition costs associated with the company’s execution of its Strategic Plan. The first quarter 2007 was less affected by similar transition costs. Severance expense of $933,000, which was primarily associated with First Financial’s previously announced plans to outsource the origination, technology, and servicing aspects of its mortgage product. Management expects that the 2007 efficiency ratio will be between 62 and 65 percent, but remains committed to the long-term goal of 55 to 60 percent.
Capital management efforts through share repurchase resulted in 244,000 shares repurchased in the first quarter 2007 at a cost of $3.9 million. First Financial expects to repurchase approximately 1,000,000 shares in 2007.
Credit quality remained stable as net charge-offs for the quarter were an annualized 22 basis points, and management is projecting a net charge-off level of between 30 and 40 basis points for the full year. First Financial maintained its allowance for loan and lease losses to period-end loans ratio at 1.10 percent, as compared to the fourth quarter 2006. During the first quarter 2007, First Financial completed the previously announced sale of approximately $15 million in commercial, commercial real estate, residential real estate, and related installment loans that had been moved to “loans held for sale” with the related write-down of approximately $4.4 million recognized in the fourth quarter 2006. The completion of the sale did not have a material financial impact on the first quarter.

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(The preceding overview of First Financial Bancorp’s earnings is supplemented with the following detail:)
Current Period Operating Results
NET INTEREST INCOME
First Quarter 2007 vs. First Quarter 2006
Net interest income for the first quarter 2007 was $30.4 million compared to $32.2 million in the first quarter 2006, a decrease of $1.8 million or 5.58 percent. This decrease is due to a net decline in the level of earning assets, resulting primarily from the balance sheet restructure completed in the first quarter 2006, the third quarter 2006 sale of ten branches and their associated loans and deposits, and continued effects of increased rates on deposits.
First Quarter 2007 vs. Fourth Quarter 2006
Net interest income on a linked-quarter basis increased from $30.1 million in the fourth quarter 2006 to $30.4 million in the first quarter 2007, a $299,000 or 3.97 percent annualized increase. First Financial continues to experience a positive impact from a continued shift in asset mix, favorable impact from pricing changes of certain deposit products, offset by lower earning asset levels.
NET INTEREST MARGIN
First Quarter 2007 vs. First Quarter 2006
First quarter 2007 net interest margin of 4.12 percent increased 8 basis points from 4.04 percent for the first quarter 2006. Excluding the effects of the interest accrual noted earlier, the first quarter net interest margin was 4.02 percent. The net interest margin remains relatively stable as the earning asset mix continues to shift from lower yielding indirect installment and conforming mortgage loans to higher yielding commercial and commercial real estate loans. These benefits were partially offset by the planned reduction in earning assets and an increase in deposit costs. On a tax equivalent basis, the first quarter 2007 adjusted net interest margin of 4.10 percent decreased 2 basis points from 4.12 percent for the first quarter 2006.
First Quarter 2007 vs. Fourth Quarter 2006
Linked-quarter adjusted net interest margin increased 7 basis points from 3.95 percent to 4.02 percent, reflecting the continuing asset mix shift and favorable deposit pricing changes. On a tax-equivalent basis, the first quarter 2007 adjusted net interest margin was 4.10 percent as compared to 4.05 for the fourth quarter 2006.
The primary risk to our margin remains unanticipated consumer and competitor behavior related to deposit products, specifically the consumer preference for higher-yielding money market accounts rather than more

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traditional transaction accounts, and the aggressiveness in market pricing for both transaction and certificate of deposit accounts.
For further details on the quarter-over-quarter changes in the net interest margin, please see the attached Net Interest Margin Rate / Volume Analysis.
BALANCE SHEET TRENDS
Loans
The overall decrease in the loan portfolio from 2006 is primarily due to the impact of several strategic decisions and sale transactions. In the third quarter 2005, management made the strategic decision to exit the indirect installment loan business resulting in approximately $164 million in runoff since this decision was made, with first quarter 2007 runoff of approximately $14 million. Additionally, during 2005 First Financial made the decision to sell most of its mortgage loan production into the secondary market rather than retain the loans in its portfolio. Approximately $102 million has run off since this decision was made, with first quarter 2007 runoff of approximately $24 million. This strategy will continue with First Financial’s recent strategic partnership with PHH Mortgage.
Since the third quarter 2005, as a result of First Financial’s decision to improve the Company’s asset mix and lower its risk profile, approximately $260 million of loans have been sold through various strategic transactions. Included in this amount was approximately $101 million of loans sold in the third quarter 2006 branch sales and a combined total of approximately $53 million of problem loans sold in the third quarter 2006 and the first quarter 2007. Management estimates the cumulative effect of these decisions to be approximately $526 million.
First Quarter 2007 vs. First Quarter 2006
Average total loans for the first quarter 2007 decreased $113 million or 4.4 percent from the comparable period a year ago. Period-end commercial, commercial real estate, and construction loans, excluding the effects of the branch and loan sales, increased from $1.27 billion in the first quarter 2006 to $1.46 billion in the first quarter 2007, an increase of approximately $192.9 million or 15.2 percent.
First Quarter 2007 vs. Fourth Quarter 2006
Average total loans for the first quarter 2007 decreased $14 million or 2.2 percent on an annualized basis from the fourth quarter 2006; however, average commercial, commercial real estate, and construction loans increased $39 million or 11.3 percent on an annualized basis from the fourth quarter 2006. Period-end commercial, commercial real estate, and construction loans increased from $1.40 billion in the fourth quarter 2006 to $1.46 billion in the first quarter 2007, an increase of approximately $66 million or 18.8 percent on an annualized basis.

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Investments
Securities available-for-sale were $325.8 million at March 31, 2007, compared to $344.1 million at March 31, 2006. The combined investment portfolio was 11.0 percent and 11.1 percent of total assets at March 31, 2007, and March 31, 2006, respectively.
Deposits
In total, deposit balances have remained relatively stable over the past year, excluding the branch and related deposit sale. Competition for low cost deposits remains intense, and First Financial continues to expand its product offerings, primarily in the interest-bearing checking and savings account categories, to address runoff and balance migration in the most cost efficient manner. Time deposits have remained relatively flat with most comparative fluctuations related to non-retail activity such as public funds.
First Quarter 2007 vs. First Quarter 2006
Average deposits for the first quarter 2007 decreased $94.8 million or 3.3 percent from the comparable period a year ago. The decrease was primarily a result of the previously mentioned sale of branches in the third quarter 2006 which included $108.6 million of actual deposit balances.
First Quarter 2007 vs. Fourth Quarter 2006
Average deposits for the first quarter 2007 remained relatively flat with the fourth quarter 2006, decreasing $1.5 million or 0.2 percent on an annualized basis. Average interest-bearing deposits increased $14.8 million or 2.5 percent and average noninterest-bearing deposits decreased $16.3 million or 15.6 percent, both on an annualized basis from the fourth quarter 2006. The linked-quarter increase in time deposits is primarily due to the fluctuation in a large public funds relationship.
NONINTEREST INCOME
First Quarter 2007 vs. First Quarter 2006
First quarter 2007 noninterest income was $14.7 million, an increase of $1.8 million or 13.7 percent from the first quarter 2006. When the first quarter 2007 and 2006 are adjusted for the items shown below, noninterest income increased $236,000 or 1.8 percent primarily due to higher earnings from bank-owned life insurance offset by lower service charge income on deposit accounts primarily as a result of the third quarter 2006 branch sales.

	1Q07	1Q06	$ Change	% Change
Total noninterest income	$14,744	$12,971	$1,773	13.7%
(Gain) on sale of mortgage servicing rights	(1,061)	—	(1,061)	—
Loss on sale of investment securities	—	476	(476)	—

Adjusted total noninterest income	$13,683	$13,447	$236	1.8%

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First Quarter 2007 vs. Fourth Quarter 2006
On a linked-quarter basis, total noninterest income increased $1.8 million or 14.3 percent. When the first quarter 2007 is adjusted for the item shown below, noninterest income increased $779,000 or 6.0 percent primarily due to increases in trust and wealth-management fees as well as higher earnings from bank-owned life insurance, offset by the seasonal decline in service charge income on deposit accounts.

	1Q07	4Q06	$ Change	% Change
Total noninterest income	$14,744	$12,904	$1,840	14.3%
(Gain) on sale of mortgage servicing rights	(1,061)	—	(1,061)	—

Adjusted total noninterest income	$13,683	$12,904	$779	6.0%

NONINTEREST EXPENSE
First Quarter 2007 vs. First Quarter 2006
Total noninterest expense decreased $7.7 million or 19.7 percent during the first quarter 2007 as compared to the first quarter 2006. When the first quarter 2007 and 2006 are adjusted for the items shown below, noninterest expense decreased $3.8 million or 11.1 percent.

	1Q07	1Q06	$ Change	% Change
Total noninterest expense	$31,210	$38,877	$(7,667)	(19.7)%
Debt extinguishment prepayment penalty	—	(4,295)	4,295	—
Severance	(933)	(155)	(778)	—
Losses on properties	—	(354)	354	—

Adjusted total noninterest expense	$30,277	$34,073	$(3,796)	(11.1)%

The following items contributed to the adjusted $3.8 million decrease in noninterest expense from the first quarter 2006:
•	decreases in salaries and benefits, primarily due to the $1.0 million reduction in pension and other retirement-related expenses and the $734,000 reduction in salaries and incentive-based compensation

•	decreases in data processing of $1.1 million primarily due to the impact of First Financial’s prior year technology upgrade in which the company moved from an out-sourced to an in-house data processing environment

•	decreases in professional services of $584,000 primarily due to first quarter 2006 professional services as well as legal expenses incurred in conjunction with the corporate reorganization

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First Quarter 2007 vs. Fourth Quarter 2006
On a linked-quarter basis, noninterest expense was $6.6 million or 17.4 percent less than the fourth quarter 2006. When the first quarter 2007 and fourth quarter 2006 are adjusted for the items shown below, noninterest expense decreased $1.1 million or 3.6 percent.

	1Q07	4Q06	$ Change	% Change
Total noninterest expense	$31,210	$37,769	$(6,559)	(17.4)%
Pension settlement and curtailment	—	(2,969)	2,969	—
Technology consulting and early termination fee	—	(1,476)	1,476	—
Severance	(933)	(798)	(135)	—
Fixed asset signage disposal losses	(43)	(835)	792	—
Communication expense	—	(339)	339	—

Adjusted total noninterest expense	$30,234	$31,352	$(1,118)	(3.6)%

The following items contributed to the adjusted $1.1 million decrease in noninterest expense from the fourth quarter 2006:
•	decreases in pension and other retirement-related expenses of $504,000, offset by increased salary and incentive-based compensation of $991,000

•	decreases in data processing of $729,000 primarily due to the impact of First Financial’s prior year technology upgrade in which the company moved from an out-sourced to an in-house data processing environment

•	decreases in various other miscellaneous expenses of $621,000 primarily due to declines in training, marketing, and other expenses, none of which are individually significant
INCOME TAXES
Income tax expense was $4.1 million and $1.6 million for the three months ended March 31, 2007, and 2006, respectively. The effective tax rate for the first quarter 2007 and 2006 was 33.0 percent and 28.4 percent, respectively. The estimated effective tax rate for 2007 remains 33 percent. First Financial adopted the provisions of FIN 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109,” effective January 1, 2007. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The adoption of FIN 48 did not have a material financial impact on the consolidated financial statements of First Financial.
CREDIT QUALITY
Credit quality remained stable in the first quarter 2007 as net charge-offs for the quarter were an annualized 22 basis points of average loans. First Financial maintained its allowance for loan and lease losses to period-end loans ratio at 1.10 percent, as compared to the fourth quarter 2006. During the first quarter, First Financial completed the

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previously announced sale of approximately $15 million in commercial, commercial real estate, residential real estate, and related installment loans with no impact on the first quarter.
First Quarter 2007 vs. First Quarter 2006
First quarter 2007 net charge-offs were $1.3 million, an annualized 22 basis points of average loans, compared to first quarter 2006 net charge-offs of $2.6 million, an annualized 40 basis points of average loans. This lower level of net charge-offs in the first quarter 2007 is primarily due to lower commercial loan charge-offs.
Total underperforming assets decreased $19.8 million from $33.9 million at the end of the first quarter 2006 to $14.1 million at the end of the first quarter 2007 primarily due to the impact of the problem loan sales. A large percentage of underperforming assets are secured by real estate and this collateral has been appropriately considered in establishing the allowance for loan and lease losses at March 31, 2007.
The ratio of nonperforming assets to ending loans decreased from 1.25 percent at the end of the first quarter 2006 to 0.56 percent at the end of the first quarter of 2007.
First Quarter 2007 vs. Fourth Quarter 2006
First quarter 2007 net charge-offs were $1.3 million, an annualized 22 basis points of average loans, compared to fourth quarter 2006 net charge-offs of $5.9 million excluding the $4.4 million impact from the transfer of approximately $15 million of loans to loans held for sale, an annualized 95 basis points of average loans. This lower level of net charge-offs in the first quarter is primarily due to lower commercial and commercial real estate loan charge-offs, excluding the impact of the loan sale.
Total underperforming assets increased $755,000 from $13.4 million at the end of the fourth quarter 2006 to $14.1 million at the end of the first quarter 2007 primarily due to one commercial real estate client relationship. The ratio of nonperforming assets to ending loans increased from 0.53 percent at the end of the fourth quarter 2006 to 0.56 percent at the end of the first quarter of 2007.
For further details on the quarter-over-quarter changes in credit quality, please see the attached Credit Quality schedule.
Earnings Conference Call and Webcast
On April 23, 2007, First Financial will host an earnings conference call that will be webcast live at 9:00 a.m. EDT. The presenters will be Claude E. Davis, president and chief executive officer, and J. Franklin Hall, senior vice president and chief financial officer. Anyone may participate in the conference call by calling 1-877-407-9210 (no

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passcode needed) or by logging on to the company’s website (www.bankatfirst.com) for a live audio webcast of the call. Click on the Investor Relations link and then on Webcast. Listeners should allow an extra five minutes to be connected to the call or webcast. The event will be archived on the company’s website for one year. Questions regarding this information should be directed to the Media Contact, Cheryl Lipp, or the Analyst Contact, J. Franklin Hall.
First Financial will file the SEC Form 10-Q by Friday, May 5, 2007.
This release should be read in conjunction with the consolidated financial statements, notes, and tables attached and in the First Financial Bancorp Annual Report on Form 10-K for the year ended December 31, 2006. Management’s analysis contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risk and uncertainties that may cause actual results to differ materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the ability of the company to implement its Strategic Plan, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates. For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2006 Form 10-K and other public documents filed with the SEC. These documents are available on our investor relations website at www.bankatfirst.com and on the SEC’s website at www.sec.gov.

FIRST FINANCIAL BANCORP.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Dollars in thousand, except per share)
(Unaudited)

	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,
	2007	2006	2006	2006	2006
RESULTS OF OPERATIONS
Net interest income	$30,403	$30,104	$30,823	$31,947	$32,199
Net earnings	8,435	827	12,119	4,358	3,967
Net earnings per common share — basic	$0.22	$0.02	$0.31	$0.11	$0.10
Net earnings per common share — diluted	$0.22	$0.02	$0.31	$0.11	$0.10
Dividends declared per common share	$0.16	$0.16	$0.16	$0.16	$0.16

KEY FINANCIAL RATIOS
Return on average assets	1.04%	0.10%	1.40%	0.51%	0.45%
Return on average shareholders’ equity	11.94%	1.10%	16.09%	5.90%	5.39%
Return on average tangible shareholders’ equity	13.31%	1.24%	18.20%	6.70%	6.12%

Net interest margin	4.12%	3.95%	3.93%	4.11%	4.04%
Net interest margin (fully tax equivalent) (1)	4.20%	4.05%	4.01%	4.20%	4.12%

Average shareholders’ equity to average assets	8.68%	8.98%	8.72%	8.64%	8.42%
Tier 1 Ratio (2)	11.57%	11.73%	11.89%	11.37%	11.58%
Total Capital Ratio (2)	12.64%	12.81%	13.14%	12.52%	12.83%
Leverage Ratio (2)	9.08%	9.02%	8.85%	8.72%	8.47%

AVERAGE BALANCE SHEET ITEMS
Loans less unearned income (3)	$2,490,252	$2,497,389	$2,580,005	$2,614,598	$2,596,755
Investment securities	367,407	381,985	370,095	380,532	497,528
Other earning assets	134,635	142,320	158,940	122,413	141,513

Total earning assets	$2,992,294	$3,021,694	$3,109,040	$3,117,543	$3,235,796
Total assets	3,299,346	3,332,388	3,426,417	3,428,839	3,545,412
Noninterest-bearing deposits	$401,698	$418,009	$401,685	$424,227	$417,061
Interest-bearing deposits	2,406,913	2,392,092	2,492,898	2,477,026	2,486,336

Total deposits	$2,808,611	$2,810,101	$2,894,583	$2,901,253	$2,903,397
Borrowings	181,613	192,811	200,856	202,792	313,743
Shareholders’ equity	286,453	299,320	298,909	296,087	298,578

CREDIT QUALITY RATIOS
Allowance to ending loans	1.10%	1.10%	1.27%	1.15%	1.56%
Allowance to nonperforming assets	195.42%	208.01%	143.94%	199.38%	123.93%
Nonperforming assets to ending loans, plus OREO	0.56%	0.53%	0.88%	0.58%	1.25%
Nonperforming assets to total assets, plus OREO	0.42%	0.40%	0.67%	0.44%	0.94%
Net charge-offs to average loans (annualized) (4)	0.22%	1.64%	0.17%	1.68%	0.40%

(1)	The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate. Management believes that it is a standard practice in the banking industry to present net interest margin and net interest income on a fully tax equivalent basis. Therefore, management believes, these measures provide useful information to investors by allowing them to make peer comparisons. Management also uses these measures to make peer comparisons.

(2)	March 31, 2007 regulatory capital ratios are preliminary.

(3)	Includes loans held for sale.

(4)	December 31, 2006 and June 30, 2006 charge-offs include $4,375 and $8,356, respectively, in loans held for sale write-downs to the lower of cost or estimated fair value.

FIRST FINANCIAL BANCORP.
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in thousand)
(Unaudited)

		Three months ended,					Annualized
	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,	% Change	% Change
	2007	2006	2006	2006	2006	Comparable Qtr.	Linked Qtr.
Interest income
Loans, including fees	$45,064	$44,972	$45,484	$44,386	$42,857	5.1%	0.8%
Investment securities
Taxable	3,891	3,925	3,728	3,798	5,141	(24.3%)	(3.5%)
Tax-exempt	909	985	996	1,057	1,104	(17.7%)	(30.9%)

Total investment securities interest	4,800	4,910	4,724	4,855	6,245	(23.1%)	(9.0%)
Federal funds sold	1,756	1,894	2,116	1,500	1,582	11.0%	(29.1%)

Total interest income	51,620	51,776	52,324	50,741	50,684	1.8%	(1.2%)

Interest expense
Deposits	19,009	19,349	19,176	16,554	14,933	27.3%	(7.0%)
Short-term borrowings	996	1,027	953	892	896	11.2%	(12.1%)
Long-term borrowings	559	609	686	709	2,058	(72.8%)	(32.8%)
Subordinated debentures and capital securities	653	687	686	639	598	9.2%	(19.8%)

Total interest expense	21,217	21,672	21,501	18,794	18,485	14.8%	(8.4%)

Net interest income	30,403	30,104	30,823	31,947	32,199	(5.6%)	4.0%
Provision for loan and lease losses	1,356	5,822	2,888	360	752	80.3%	(306.8%)

Net interest income after provision for loan and lease losses	29,047	24,282	27,935	31,587	31,447	(7.6%)	78.5%

Noninterest income
Service charges on deposit accounts	4,744	5,766	5,672	5,431	5,089	(6.8%)	(70.9%)
Trust revenues	4,160	3,987	3,949	4,139	4,189	(0.7%)	17.4%
Bankcard income	1,240	1,126	1,023	1,165	1,123	10.4%	40.5%
Net gains from sales of loans	162	234	2,468	259	245	(33.9%)	(123.1%)
Gains on sales of branches	0	0	12,545	0	0	N/M	N/M
Losses on sales of investment securities	0	0	0	0	(476)	N/M	N/M
Other	4,438	1,791	2,623	2,835	2,801	58.4%	591.2%

Total noninterest income	14,744	12,904	28,280	13,829	12,971	13.7%	57.0%

Noninterest expenses
Salaries and employee benefits	18,961	21,234	19,968	23,110	20,217	(6.2%)	(42.8%)
Net occupancy	2,807	2,699	2,802	2,698	2,839	(1.1%)	16.0%
Furniture and equipment	1,627	1,496	1,297	1,334	1,480	9.9%	35.0%
Data processing	845	1,574	3,058	3,393	1,944	(56.5%)	(185.3%)
Marketing	869	1,022	1,138	647	683	27.2%	(59.9%)
Communication	865	1,204	821	642	667	29.7%	(112.6%)
Professional services	1,006	2,074	2,342	1,829	1,590	(36.7%)	(206.0%)
Amortization of intangibles	199	213	220	224	217	(8.3%)	(26.3%)
Debt extinguishment	0	0	0	0	4,295	N/M	N/M
Other	4,031	6,253	5,539	4,807	4,945	(18.5%)	(142.1%)

Total noninterest expenses	31,210	37,769	37,185	38,684	38,877	(19.7%)	(69.5%)

Earnings before income taxes	12,581	(583)	19,030	6,732	5,541	127.1%	N/M
Income tax expense (benefit)	4,146	(1,410)	6,911	2,374	1,574	163.4%	N/M

Net earnings	$8,435	$827	$12,119	$4,358	$3,967	112.6%	N/M

ADDITIONAL DATA
Net earnings per common share — basic	$0.22	$0.02	$0.31	$0.11	$0.10
Net earnings per common share — diluted	$0.22	$0.02	$0.31	$0.11	$0.10
Dividends declared per common share	$0.16	$0.16	$0.16	$0.16	$0.16
Book value per common share	$7.29	$7.27	$7.58	$7.37	$7.50

Return on average assets	1.04%	0.10%	1.40%	0.51%	0.45%
Return on average shareholders’ equity	11.94%	1.10%	16.09%	5.90%	5.39%

Interest income	$51,620	$51,776	$52,324	$50,741	$50,684	1.8%	(1.2%)
Tax equivalent adjustment	576	712	586	696	661	(12.9%)	(76.4%)

Interest income — tax equivalent	52,196	52,488	52,910	51,437	51,345	1.7%	(2.2%)
Interest expense	21,217	21,672	21,501	18,794	18,485	14.8%	(8.4%)

Net interest income — tax equivalent	$30,979	$30,816	$31,409	$32,643	$32,860	(5.7%)	2.1%

Net interest margin	4.12%	3.95%	3.93%	4.11%	4.04%
Net interest margin (fully tax equivalent) (1)	4.20%	4.05%	4.01%	4.20%	4.12%

Full-time equivalent employees	1,166	1,214	1,226	1,365	1,467

(1)	The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate. Management believes that it is a standard practice in the banking industry to present net interest margin and net interest income on a fully tax equivalent basis. Therefore, management believes, these measures provide useful information to investors by allowing them to make peer comparisons. Management also uses these measures to make peer comparisons.
N/M = Not meaningful.

FIRST FINANCIAL BANCORP.
CONSOLIDATED STATEMENTS OF CONDITION
(Dollars in thousand)
(Unaudited)

					Annualized
	Mar. 31,	Dec. 31,	Mar. 31,	% Change	% Change
	2007	2006	2006	Comparable Qtr.	Linked Qtr.
ASSETS
Cash and due from banks	$87,969	$119,407	$160,915	(45.3%)	(105.3%)
Federal funds sold	159,200	102,000	132,500	20.2%	224.3%
Investment securities held-to-maturity	7,769	7,995	10,232	(24.1%)	(11.3%)
Investment securities available-for-sale	325,755	324,259	344,136	(5.3%)	1.8%
Other investments	33,969	33,969	34,398	(1.2%)	0.0%
Loans
Commercial	682,117	673,445	596,936	14.3%	5.2%
Real estate — construction	107,867	101,688	84,958	27.0%	24.3%
Real estate — commercial	674,350	623,603	651,698	3.5%	32.6%
Real estate — retail	604,213	628,579	761,891	(20.7%)	(15.5%)
Installment	180,116	198,881	274,576	(34.4%)	(37.7%)
Home equity	228,660	228,128	218,950	4.4%	0.9%
Credit card	23,678	24,587	21,648	9.4%	(14.8%)
Lease financing	732	923	1,838	(60.2%)	(82.8%)

Total loans	2,501,733	2,479,834	2,612,495	(4.2%)	3.5%
Less
Allowance for loan and lease losses	27,407	27,386	40,656	(32.6%)	0.3%

Net loans	2,474,326	2,452,448	2,571,839	(3.8%)	3.6%
Loans held for sale	0	8,824	0	N/M	N/M
Premises and equipment	79,553	79,609	73,963	7.6%	(0.3%)
Goodwill	28,261	28,261	28,261	0.0%	0.0%
Other intangibles	1,195	5,842	7,408	(83.9%)	(318.2%)
Accrued interest and other assets	129,991	138,985	125,901	3.2%	25.9%

Total Assets	$3,327,988	$3,301,599	$3,489,553	(4.6%)	3.2%

LIABILITIES
Deposits
Interest-bearing	$627,996	$667,305	$725,049	(13.4%)	(23.6%)
Savings	564,340	526,663	539,779	4.6%	28.6%
Time	1,218,823	1,179,852	1,234,400	(1.3%)	13.2%

Total interest-bearing deposits	2,411,159	2,373,820	2,499,228	(3.5%)	6.3%
Noninterest-bearing	420,521	424,138	451,176	(6.8%)	(3.4%)

Total deposits	2,831,680	2,797,958	2,950,404	(4.0%)	4.8%
Short-term borrowings
Federal funds purchased and securities sold under agreements to repurchase	39,998	57,201	46,004	(13.1%)	(120.3%)
Other	52,246	39,500	47,000	11.2%	129.1%

Total short-term borrowings	92,244	96,701	93,004	(0.8%)	(18.4%)
Federal Home Loan Bank long-term debt	60,298	63,762	83,482	(27.8%)	(21.7%)
Other long-term debt	30,930	30,930	30,930	0.0%	0.0%
Accrued interest and other liabilities	28,481	26,769	35,119	(18.9%)	25.6%

Total Liabilities	3,043,633	3,016,120	3,192,939	(4.7%)	3.6%

SHAREHOLDERS’ EQUITY
Common stock	393,091	392,736	392,838	0.1%	0.4%
Retained earnings	73,505	71,320	72,986	0.7%	12.3%
Accumulated comprehensive income	(13,121)	(13,375)	(9,010)	45.6%	(7.6%)
Treasury stock, at cost	(169,120)	(165,202)	(160,200)	5.6%	9.5%

Total Shareholders’ Equity	284,355	285,479	296,614	(4.1%)	(1.6%)

Total Liabilities and Shareholders’ Equity	$3,327,988	$3,301,599	$3,489,553	(4.6%)	3.2%

N/M = Not meaningful.

FIRST FINANCIAL BANCORP.
AVERAGE CONSOLIDATED STATEMENTS OF CONDITION
(Dollars in thousand)
(Unaudited)

	Quarterly Averages
	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,
	2007	2006	2006	2006	2006
ASSETS
Cash and due from banks	$94,384	$106,010	$109,896	$115,406	$123,129
Federal funds sold	134,635	142,320	158,940	122,413	141,513
Investment securities	367,407	381,985	370,095	380,532	497,528
Loans
Commercial	679,342	664,476	642,378	626,912	580,681
Real estate — construction	100,192	96,280	94,135	83,719	85,672
Real estate — commercial	643,885	623,632	611,602	651,156	642,386
Real estate — retail	616,892	649,638	709,539	743,948	762,353
Installment	189,397	209,053	235,492	262,019	287,182
Home equity	229,112	229,900	229,583	222,878	214,675
Credit card	23,809	23,247	22,741	22,017	21,748
Lease financing	830	1,067	1,290	1,599	2,058

Total loans	2,483,459	2,497,293	2,546,760	2,614,248	2,596,755
Less
Allowance for loan and lease losses	27,770	30,894	30,284	40,445	42,402

Net loans	2,455,689	2,466,399	2,516,476	2,573,803	2,554,353
Loans held for sale	6,793	96	33,245	350	0
Premises and equipment	79,819	79,123	78,798	76,150	73,556
Goodwill	28,261	28,263	28,260	28,261	28,134
Other intangibles	5,464	6,261	6,721	7,214	7,703
Accrued interest and other assets	126,894	121,931	123,986	124,710	119,496

Total Assets	$3,299,346	$3,332,388	$3,426,417	$3,428,839	$3,545,412

LIABILITIES
Deposits
Interest-bearing	$646,548	$669,076	$724,253	$702,138	$726,700
Savings	545,101	526,550	536,534	540,242	517,603
Time	1,215,264	1,196,466	1,232,111	1,234,646	1,242,033

Total interest-bearing deposits	2,406,913	2,392,092	2,492,898	2,477,026	2,486,336
Noninterest-bearing	401,698	418,009	401,685	424,227	417,061

Total deposits	2,808,611	2,810,101	2,894,583	2,901,253	2,903,397
Short-term borrowings
Federal funds purchased and securities sold under agreements to repurchase	46,397	59,196	53,958	49,563	51,592
Federal Home Loan Bank short-term borrowings	0	0	0	0	0
Other	42,136	35,648	37,673	39,819	45,822

Total short-term borrowings	88,533	94,844	91,631	89,382	97,414
Federal Home Loan Bank long-term debt	62,150	67,037	78,295	82,480	185,399
Other long-term debt	30,930	30,930	30,930	30,930	30,930

Total borrowed funds	181,613	192,811	200,856	202,792	313,743
Accrued interest and other liabilities	22,669	30,156	32,069	28,707	29,694

Total Liabilities	3,012,893	3,033,068	3,127,508	3,132,752	3,246,834

SHAREHOLDERS’ EQUITY
Common stock	392,908	392,931	391,325	392,354	392,666
Retained earnings	74,497	78,162	77,487	73,237	73,710
Accumulated comprehensive income	(13,725)	(8,768)	(10,708)	(9,999)	(7,538)
Treasury stock, at cost	(167,227)	(163,005)	(159,195)	(159,505)	(160,260)

Total Shareholders’ Equity	286,453	299,320	298,909	296,087	298,578

Total Liabilities and Shareholders’ Equity	$3,299,346	$3,332,388	$3,426,417	$3,428,839	$3,545,412

FIRST FINANCIAL BANCORP.
NET INTEREST MARGIN RATE/VOLUME ANALYSIS(2)

	Quarterly Averages
	Mar. 31, 2007		Dec. 31, 2006		Mar. 31, 2006		Linked Qtr. Income Variance			Comparable Qtr. Income Variance
	Balance	Yield	Balance	Yield	Balance	Yield	Rate	Volume	Total	Rate	Volume	Total
Earning assets
Investment securities	$367,407	5.30%	$381,985	5.10%	$497,528	5.09%	$191	$(301)	$(110)	$255	$(1,700)	$(1,445)
Federal funds sold	134,635	5.29%	142,320	5.28%	141,513	4.53%	3	(141)	(138)	264	(90)	174
Gross loans (1)	2,490,252	7.34%	2,497,389	7.14%	2,596,755	6.69%	1,225	(1,133)	92	4,134	(1,927)	2,207

Total earning assets	2,992,294	7.00%	3,021,694	6.80%	3,235,796	6.35%	1,419	(1,575)	(156)	4,653	(3,717)	936

Nonearning assets
Allowance for loan losses	(27,770)		(30,894)		(42,402)
Cash and due from banks	94,384		106,010		123,129
Accrued interest and other assets	240,438		235,578		228,889

Total assets	$3,299,346		$3,332,388		$3,545,412

Interest-bearing liabilities
Total interest-bearing deposits	$2,406,913	3.20%	$2,392,092	3.21%	$2,486,336	2.44%	$(37)	$(303)	$(340)	$4,703	$(627)	$4,076
Borrowed funds
Short-term borrowings	88,533	4.56%	94,844	4.30%	97,414	3.73%	64	(95)	(31)	200	(100)	100
Federal Home Loan Bank long-term debt	62,150	3.65%	67,037	3.60%	185,399	4.50%	7	(57)	(50)	(390)	(1,109)	(1,499)
Other long-term debt	30,930	8.56%	30,930	8.81%	30,930	7.84%	(19)	(15)	(34)	55	—	55

Total borrowed funds	181,613	4.93%	192,811	4.78%	313,743	4.59%	52	(167)	(115)	(135)	(1,209)	(1,344)

Total interest-bearing liabilities	2,588,526	3.32%	2,584,903	3.33%	2,800,079	2.68%	15	(470)	(455)	4,568	(1,836)	2,732
Noninterest-bearing liabilities
Noninterest bearing demand deposits	401,698		418,009		417,061
Other liabilities	22,669		30,156		29,694
Shareholders’ equity	286,453		299,320		298,578

Total liabilities & shareholders’ equity	$3,299,346		$3,332,388		$3,545,412

Net interest income (2)	$30,403		$30,104		$32,199		$1,404	$(1,105)	$299	$85	$(1,881)	$(1,796)

Net interest spread (2)		3.68%		3.47%		3.67%

Net interest margin (2)		4.12%		3.95%		4.04%

(1)	Loans held for sale and nonaccrual loans are both included in gross loans.

(2)	Not tax equivalent.

FIRST FINANCIAL BANCORP.
CREDIT QUALITY
(Dollars in thousand)
(Unaudited)

	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,
	2007	2006	2006	2006	2006
ALLOWANCE FOR LOAN AND LEASE LOSS ACTIVITY
Balance at beginning of period	$27,386	$31,888	$30,085	$40,656	$42,485
Provision for loan losses	1,356	5,822	2,888	360	752
Gross charge-offs
Commercial	746	5,675	1,238	3,521	1,516
Commercial real estate	146	1,099	119	5,818	276
Retail real estate	116	2,729	111	1,910	202
Installment	741	776	391	562	891
Home equity	139	331	78	11	209
All other	265	306	220	189	171

Total gross charge-offs (1)	2,153	10,916	2,157	12,011	3,265
Recoveries
Commercial	269	206	458	476	188
Commercial real estate	58	20	129	57	50
Retail real estate	18	4	130	78	10
Installment	346	292	315	425	350
Home equity	76	1	0	0	0
All other	51	69	40	44	86

Total recoveries	818	592	1,072	1,080	684

Total net charge-offs	1,335	10,324	1,085	10,931	2,581

Ending allowance for loan losses	$27,407	$27,386	$31,888	$30,085	$40,656

NET CHARGE-OFFS TO AVERAGE LOANS AND LEASES (ANNUALIZED) (1)
Commercial	0.28%	3.27%	0.48%	1.95%	0.93%
Commercial real estate	0.06%	0.69%	(0.01%)	3.55%	0.14%
Retail real estate	0.06%	1.66%	(0.01%)	0.99%	0.10%
Installment	0.85%	0.92%	0.13%	0.21%	0.76%
Home equity	0.11%	0.57%	0.13%	0.02%	0.39%
All other	0.70%	0.78%	0.60%	0.54%	0.31%

Total net charge-offs (1)	0.22%	1.64%	0.17%	1.68%	0.40%

(1) December 31, 2006 and June 30, 2006 charge-offs include $4,375 and $8,356, respectively, in loans held for sale write-downs to the lower of cost or estimated fair market value.

COMPONENTS OF NONPERFORMING LOANS, NONPERFORMING ASSETS, AND UNDERPERFORMING ASSETS
Nonaccrual loans
Commercial	$2,529	$2,610	$8,056	$4,301	$6,325
Commercial real estate	4,947	4,102	4,487	3,107	9,605
Retail real estate	1,311	1,482	3,604	2,362	8,110
Installment	920	1,328	1,619	1,529	1,789
Home equity	1,038	698	854	831	747
All other	20	16	72	72	262

Total nonaccrual loans	10,765	10,236	18,692	12,202	26,838
Restructured loans	588	596	603	610	3,293

Total nonperforming loans	11,353	10,832	19,295	12,812	30,131
Other real estate owned (OREO)	2,672	2,334	2,859	2,277	2,675

Total nonperforming assets	14,025	13,166	22,154	15,089	32,806

Accruing loans past due 90 days or more	81	185	788	758	1,104

Total underperforming assets	$14,106	$13,351	$22,942	$15,847	$33,910

CREDIT QUALITY RATIOS
Allowance for loan and lease losses to
Nonaccrual loans	254.59%	267.55%	170.60%	246.56%	151.49%
Nonperforming assets	195.42%	208.01%	143.94%	199.38%	123.93%
Total ending loans	1.10%	1.10%	1.27%	1.15%	1.56%
Nonaccrual loans to total loans	0.43%	0.41%	0.74%	0.47%	1.03%
Nonperforming assets to
Ending loans, plus OREO	0.56%	0.53%	0.88%	0.58%	1.25%
Total assets, plus OREO	0.42%	0.40%	0.67%	0.44%	0.94%

FIRST FINANCIAL BANCORP.
CAPITAL DATA
(Dollars in thousand)
(Unaudited)

	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,
	2007	2006	2006	2006	2006
PER COMMON SHARE
Market Price
High	$16.76	$17.50	$16.04	$16.68	$18.32
Low	$14.83	$15.52	$14.20	$14.63	$15.88
Close	$15.11	$16.61	$15.91	$14.91	$16.64

Average shares outstanding — basic	39,121,105	39,377,735	39,612,408	39,605,631	39,560,109
Average shares outstanding — diluted	39,135,637	39,395,456	39,619,786	39,619,729	39,612,496
Ending shares outstanding	39,001,843	39,245,407	39,507,716	39,660,341	39,562,350

REGULATORY CAPITAL	Preliminary
Tier 1 Capital	$298,020	$299,199	$300,551	$296,334	$297,602
Tier 1 Ratio	11.57%	11.73%	11.89%	11.37%	11.58%
Total Capital	$325,550	$326,779	$332,302	$326,464	$329,897
Total Capital Ratio	12.64%	12.81%	13.14%	12.52%	12.83%
Total Risk-Adjusted Assets	$2,575,218	$2,551,505	$2,528,102	$2,606,871	$2,570,847
Leverage Ratio	9.08%	9.02%	8.85%	8.72%	8.47%

OTHER CAPITAL RATIOS
Ending shareholders’ equity to ending assets	8.54%	8.65%	9.06%	8.46%	8.50%
Ending tangible shareholders’ equity to ending tangible assets	7.73%	7.69%	8.09%	7.52%	7.56%
Average shareholders’ equity to average assets	8.68%	8.98%	8.72%	8.64%	8.42%
Average tangible shareholders’ equity to average tangible assets	7.86%	8.04%	7.79%	7.69%	7.76%

REPURCHASE PROGRAM (1)
Shares repurchased	244,000	252,000	152,000	0	0
Average share repurchase price	$16.11	$16.64	$15.59	—	—
Total cost of shares repurchased	$3,930,945	$4,192,464	$2,369,286	—	—

(1)	Represents share repurchases as part of publicly announced plans.